Exhibit 23.3

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of The AES Corporation on Form S-8 of our report dated February 18, 2000, on Electrificadora de la Costa Atlantica S.A. E.S.P.'s financial statements for the year ended December 31, 1999, included in the Current Report on Form 8-K/A of The AES Corporation dated March 16, 2001.


Deloitte & Touche


Ismael Duque Montenegro, Partner
Bogota, Columbia
March 19, 2001